Exhibit 99.1

January 3, 2020

Mr. James B. Fitzgerald

Vice Chairman, Chief Administrative Officer and Chief Financial Officer

Eastern Bank, a wholly-owned subsidiary of Eastern Bank Corporation

265 Franklin Street

Boston, MA 02110

Dear Mr. Fitzgerald:

This letter sets forth the agreement between Eastern Bank, Boston, Massachusetts (the “Bank”), the wholly-owned subsidiary of Eastern Bank Corporation (the mutual holding company), and RP® Financial, LC. (“RP Financial”). In this regard, the Bank has engaged RP Financial to provide the conversion appraisal services in conjunction with the minority stock offering whereby the Bank will become a wholly-owned subsidiary of a mid-tier stock holding company (the “Company”). The scope, timing and fee structure for these appraisal services are described below.

These conversion appraisal services will be directed by the undersigned, along with William E. Pommerening, Managing Director, and Gregory E. Dunn, Director, and as many as two Consulting Associates.

Description of Appraisal Services

Due Diligence Review. RP Financial will conduct financial due diligence, including on-site senior management interviews and reviews of historical financial information, business plan, and other corporate documents, to gain insight into operations, financial condition, profitability, market area, risks and internal and external factors impacting the Bank. This due diligence review will be considered in determining the pro forma market value of the Company.

We will review pertinent sections of the prospectus and conduct discussions with the Bank and its representatives to obtain key conversion offering information, including key deal elements such as use of proceeds, reinvestment rate, marginal tax rate, offering expenses, stock plans characteristics (such as employee stock ownership plan and stock grant plan), charitable foundation contribution, proposed dividend and other material characteristics.

Appraisal Report. RP Financial will prepare a detailed written valuation report consistent with the regulatory appraisal guidelines and standard pro forma valuation practices, taking into consideration the pro forma market value and the resulting minority stock offering. The appraisal report will include an analysis of the Bank’s financial condition and operating results, operating strategy and characteristics, market area and key risks. The appraisal report will incorporate an evaluation of the Bank’s business strategies, prospects for the future and the intended use of proceeds. A peer group analysis relative to certain relatively comparable publicly-traded banking companies will be conducted for the purpose of determining appropriate pro forma valuation adjustments for the Company relative to the peer group’s pricing ratios.

Ronald S. Riggins	Main: (703) 528-1700
President & Managing Director	Direct: (703) 647-6543
RP® Financial, LC.	Cell: (703) 989-4665
rriggins@rpfinancial.com	www.rpfinancial.com

Mr. James B. Fitzgerald

January 3, 2020

The original appraisal report will establish a midpoint pro forma market value and corresponding range of value and the corresponding minority stock offering range. The appraisal report will provide the valuation basis for the size of the stock offering.

The appraisal report may be periodically updated during the application and offering process, and, in accordance with the applicable regulations, there will be at least one updated appraisal prepared at the closing of the stock offering to determine the number of shares to be issued. In the event of a syndicated community offering, it may be necessary to file an update in conjunction with the close of the subscription offering and prior to the pricing phase in the syndicated community offering. In the event of a syndicated community offering phase, RP Financial will participate in the various all hands calls regarding the offering results, pricing discussions and timing.

Timing. RP Financial agrees to deliver the original appraisal report and subsequent updates, in writing, to the Bank at the above address, in conjunction with the filing of the regulatory applications and amendments thereto. With prior approval by the Bank, subsequent updates will be filed promptly as certain events occur which would warrant their preparation and filing.

Related Services. RP Financial agrees to perform related services as necessary or required in connection with the regulatory review of the original appraisal and subsequent updates. RP Financial will also prepare the pro forma presentations for inclusion in the prospectus, reflecting the original appraisal and subsequent updates, as appropriate.

Board Presentation. RP Financial anticipates presenting the original appraisal report, including the appraisal methodology, peer group selection and assumptions, to the Bank’s Board of Directors prior to filing it with the regulatory application. If appropriate, RP Financial will present subsequent updates to the Board. It is understood that this appraisal review may be presented either in person or telephonically depending upon timing and other circumstances.

Fee Structure and Payment Schedule

The Bank agrees to pay RP Financial the following fees for preparation and delivery of the original appraisal report and subsequent appraisal updates, plus reasonable reimbursable expenses. Payment of these fees shall be made according to the following schedule:

•	$25,000 retention upon execution of this letter of agreement engaging RP Financial’s appraisal services;

•	$250,000 upon delivery of the completed original appraisal report; and

•

$25,000 upon delivery of each subsequent appraisal update report required in conjunction with the regulatory application and stock offering. It is anticipated that there will be at least one appraisal update report, specifically the update to be prepared in conjunction with the completion of the stock offering.

Mr. James B. Fitzgerald

January 3, 2020

The Bank will reimburse RP Financial for reasonable out-of-pocket expenses incurred in preparation of the original appraisal and subsequent updates. Such out-of-pocket expenses will likely include travel, printing, communications, shipping, reasonable counsel fees, computer and data services, and will not exceed $15,000 in the aggregate, without the Bank’s prior written authorization (email is acceptable) to exceed this level.

In the event the Bank shall, for any reason, discontinue the proposed transaction prior to delivery of the completed original appraisal report or subsequent updates and payment of the corresponding fees, the Bank agrees to compensate RP Financial according to RP Financial’s standard billing rates for consulting services based on accumulated and verifiable time expenses, not to exceed the respective fee caps noted above, after applying full credit to the initial retainer fee towards such payment, together with reasonable out-of-pocket expenses, subject to the cap on such expenses as set forth above. RP Financial’s standard billing rates range from $75 per hour for Associates to $500 per hour for Managing Directors.

If during the course of the proposed transaction, unforeseen events occur so as to materially change the nature or the work content of the services described in this contract, the terms of said contract shall be subject to renegotiation by the Bank and RP Financial. Such unforeseen events shall include, but not be limited to, material changes to the structure of the transaction such as inclusion of a simultaneous business combination transaction, material changes in the applicable regulations, appraisal guidelines or processing procedures as they relate to such appraisals, material changes in management or procedures, operating policies or philosophies, and excessive delays or suspension of processing of applications by the regulators such that completion of the transaction requires the preparation by RP Financial of a new appraisal.

Covenants, Representations and Warranties

The Bank and RP Financial agree to the following:

1. The Bank agrees to make available or to supply to RP Financial such information with respect to its business and financial condition as RP Financial may reasonably request in order to provide the aforesaid valuation. Such information heretofore or hereafter supplied or made available to RP Financial shall include, but not be limited to: annual audited and unaudited internal financial statements and management reports, business plan and budget, periodic regulatory filings and material agreements, debt instruments, off balance sheet assets or liabilities, commitments and contingencies, and other corporate books and records. All information provided by the Bank to RP Financial shall remain strictly confidential (unless such information is otherwise made available to the public), and if the reorganization and stock offering is not consummated, or the services of RP Financial are terminated hereunder, RP Financial shall promptly return to the Bank the original and any copies of such information.

2. RP Financial represents that it will comply with any and all federal, state and local laws, regulations and ordinances governing or relating to the privacy, security, confidentiality or integrity of personal information, data, and confidential information (“Privacy Laws”). RP Financial shall implement such physical, administrative and technical safeguards as shall be necessary to ensure the security and confidentiality of any personal information, data, and confidential information it receives, including maintaining written policies and procedures detailing its compliance with any applicable Privacy Laws. Such written policies and procedures shall be made

Mr. James B. Fitzgerald

January 3, 2020

available to the Bank for review upon request. The Bank represents and warrants to RP Financial that any information provided to RP Financial does not and will not, to the best of the Bank’s knowledge, at the times it is provided to RP Financial, contain any untrue statement of a material fact or in response to informational requests by RP Financial fail to state a material fact necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

3. (a) The Bank agrees that it will indemnify and hold harmless RP Financial, any affiliates of RP Financial, the respective members, officers, agents and employees of RP Financial or their successors and assigns who act for or on behalf of RP Financial in connection with the services called for under this agreement (hereinafter referred to as “RP Financial”), from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorney’s fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to (i) any untrue statement of a material fact contained in the financial statements or other information furnished or otherwise provided by the Bank to RP Financial, either orally or in writing; (ii) the omission of a material fact from the financial statements or other information furnished or otherwise made available by the Bank to RP Financial; or (iii) any action or omission to act by the Bank, or the Bank’s respective officers, directors, employees or agents, which action or omission is undertaken in bad faith or is negligent. The Bank will be under no obligation to indemnify RP Financial hereunder if a court determines that RP Financial was negligent or acted in bad faith with respect to any actions or omissions of RP Financial related to a matter for which indemnification is sought hereunder. RP Financial will indemnify and hold the Bank harmless from and against any and all losses, claims, damages and liabilities (including, but not limited to, reasonable attorney’s fees, and all losses and expenses in connection with claims under the federal securities laws) attributable to RP Financial’s negligence or bad faith with respect to any actions or omissions of RP Financials related to the services provided hereunder. Reasonable time devoted by a party to situations for which that party is deemed entitled to indemnification hereunder, shall be an indemnifiable cost payable by the indemnifying party at the normal hourly professional rate chargeable by such party’s employee.

Notwithstanding anything in this agreement to the contrary, RP Financial shall notify the Bank immediately via telephone, to be followed up in writing, of any actual, suspected or threatened security breach incident involving confidential information, and shall cooperate fully in investigating and responding to each successful or attempted security breach. RP Financial will defend, indemnify and hold the Bank harmless from and against all third party claims, losses, damages and liabilities arising out of a security breach and shall pay for all costs associated with responding to such breach, including without limitation, all legal, forensic, public relations, consultancy and other expert fees incurred by the Bank, the costs of any and all notifications that the Bank sends to individuals whose information was affected by any incident, and the cost of an annual credit monitoring services subscription for all such individuals.

The scope of RP Financial’s obligation to indemnify the Bank in accordance with Section 3(a) of this agreement is limited to the insurance proceeds available for any such claim under the RP Financial commercial general liability policy number 42 SBA C17756 issued by Hartford Casualty Insurance Company and effective through January 19, 2021.

Mr. James B. Fitzgerald

January 3, 2020

(b) RP Financial shall give written notice to the Bank of such claim or facts within thirty days of the assertion of any claim or discovery of material facts upon which RP Financial intends to base a claim for indemnification hereunder, including the name of counsel that RP Financial intends to engage in connection with any indemnification related matter. In the event the Bank elects, within seven days of the receipt of the original notice thereof, to contest such claim by written notice to RP Financial, the Bank shall not be obligated to make payments under Section 3(c), but RP Financial will be entitled to be paid any amounts payable by the Bank hereunder within five days after the final non-appealable determination of such contest either by written acknowledgement of the Bank or a decision of a court of competent jurisdiction or alternative adjudication forum, unless it is determined in accordance with Section 3(c) hereof that RP Financial is not entitled to indemnity hereunder. If the Bank does not so elect to contest a claim for indemnification by RP Financial hereunder, RP Financial shall (subject to the Bank’s receipt of the written statement and undertaking under Section 3(c) hereof) be paid promptly and in any event within thirty days after receipt by the Bank of detailed billing statements or invoices for which RP Financial is entitled to reimbursement under Section 3(c) hereof.

(c) Subject to the Bank’s right to contest under Section 3(b) hereof, the Bank shall pay for or reimburse the reasonable expenses, including reasonable attorneys’ fees, incurred by RP Financial in advance of the final disposition of any proceeding within thirty days of the receipt of such request if RP Financial furnishes the Bank: (1) a written statement of RP Financial’s good faith belief that it is entitled to indemnification hereunder; (2) a written undertaking to repay the advance if it ultimately is determined in a final, non-appealable adjudication of such proceeding that it or he is not entitled to such indemnification; and (3) a detailed invoice of the expenses for which reimbursement is sought.

(d) In the event the Bank does not pay any indemnified loss or make advance reimbursements of expenses in accordance with the terms of this agreement, RP Financial shall have all remedies available at law or in equity to enforce such obligation.

This agreement constitutes the entire understanding of the Bank and RP Financial concerning the subject matter addressed herein, and such contract shall be governed and construed in accordance with the Commonwealth of Massachusetts. This agreement may not be modified, supplemented or amended except by written agreement executed by both parties.

The Bank and RP Financial are not affiliated, and neither the Bank nor RP Financial has an economic interest in, or is held in common with, the other and has not derived a significant portion of its gross revenues, receipts or net income for any period from transactions with the other. RP Financial represents and warrants that it is not aware of any fact or circumstance that would cause it not to be “independent” within the meaning of the conversion regulations of the federal banking agencies or otherwise prohibit or restrict in anyway RP Financial from serving in the role of independent appraiser for the Bank.

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Mr. James B. Fitzgerald

January 3, 2020

Please acknowledge your agreement to the foregoing by signing as indicated below and returning to RP Financial a signed copy of this letter, together with the engagement fee of $25,000.

Sincerely,

Ronald S. Riggins President and Managing Director

Agreed to and Accepted by:	James B. Fitzgerald
Vice Chairman, Chief Administrative Officer and Chief Financial Officer

Upon Authorization by the Board of Directors for:	Eastern Bank
Boston, Massachusetts

Date Executed:	1/3/20

April 18, 2020

Mr. James B. Fitzgerald

Vice Chairman, Chief Administrative Officer and Chief Financial Officer

Eastern Bank, a wholly-owned subsidiary of Eastern Bank Corporation

265 Franklin Street

Boston, MA 02110

Dear Mr. Fitzgerald:

This letter sets forth an amendment (the “Amendment”) to the agreement dated January 3, 2020 (the “Agreement”), incorporated herein, between Eastern Bank, Boston, Massachusetts (the “Bank”), the wholly-owned subsidiary of Eastern Bank Corporation (the mutual holding company), and RP® Financial, LC. (“RP Financial”). Pursuant to the Agreement, the Bank engaged RP Financial to provide the conversion appraisal services in conjunction with the proposed minority stock offering whereby the Bank would become a wholly-owned subsidiary of a mid-tier stock holding company (the “Company”). The scope and timing of the conversion appraisal services has changed since the Agreement due a delay attributable to a significant change in market and economic factors, which has led to the Bank’s decision to conduct a standard stock conversion offering as a full stock company rather than a minority stock offering as a mutual holding company. As a result, it is necessary to amend the Agreement to address the additional conversion appraisal services, as described herein. Otherwise, the Agreement continues to remain in effect.

The scope, timing and fee structure for these additional appraisal services are described below. RP Financial’s conversion appraisal team will continue to be the same, with the services directed by the undersigned, along with William E. Pommerening, Managing Director, and Gregory E. Dunn, Director, and a Consulting Associate.

Completed Services Pursuant to the Agreement

Pursuant to the Agreement, RP Financial has: (1) submitted a letter to the Commissioner of Banks of the Commonwealth of Massachusetts (“Commissioner”) and the Federal Reserve Bank of Boston (“FRB”) regarding the proposed inclusion of public commercial banks in the appraisal peer group, which was approved; (2) submitted a draft appraisal report to the Commissioner and the FRB reflecting the Bank’s December 31, 2019 financial statements and stock market pricing as January 17, 2020 (“January Draft”), incorporating RP Financial’s onsite due diligence; (3) presented a summary of the January Draft to the Bank’s Board of Directors on February 29, 2020; (4) conducted preliminary discussions of the January Draft with the FRB; and (5) updated the January Draft with March 10, 2020 market pricing (“March Draft”) (Note: although the pricing in the March Draft was reviewed with the Bank, such draft was not submitted for Bank or regulatory review given that the transaction delay occurred shortly thereafter). The Bank has paid RP Financial’s invoice for services in connection with the filing of the January Draft. RP Financial determined to not invoice for the March Draft since that document was not submitted for Bank or regulatory review.

Ronald S. Riggins	Main: (703) 528-1700
President & Managing Director	Direct: (703) 647-6543
RP® Financial, LC.	Cell: (703) 989-4665
rriggins@rpfinancial.com	www.rpfinancial.com

Mr. James B. Fitzgerald

April 18, 2020

Additional Services Pursuant to Amendment

Additional services pursuant to this Amendment and the related fees are addressed below.

Preparation of the “April Draft” of the Appraisal. RP Financial will prepare the April Draft of the appraisal for review by Bank management and for submission in early May to the Commissioner and the FRB. This draft will continue to reflect the Bank’s December 31, 2019 financial statements. The April Draft will incorporate the Bank’s decision to conduct a standard conversion offering as a full stock company rather than the minority stock offering reflected in the January Draft and the March Draft. Thus, the April Draft will incorporate the required changes in the description of the conversion transaction, updated peer group comparisons and valuation adjustments in light of the change in conversion offering structure, adjustments to reflect the significantly changed market and economic environment since the earlier appraisal drafts and the related impact on the new issue market, and updated peer group trading prices and pricing ratios.

Preparation of the “Filing Version” of the Appraisal. RP Financial will prepare the Filing Version of the appraisal for review by Bank management and the Board and for submission to the Commissioner and the FRB concurrent with the formal filing of the regulatory application. The Filing Version will reflect March 31, 2020 financial statements as well as updated peer group financial data, trading prices and pricing ratios, and updated market and economic information. In view of the March 31, 2020 financial statements, the significantly changed economic environment and the larger offering size with the change in the conversion structure, RP Financial will conduct an updated due diligence review of the Bank, including the overall impact on the business plan and use of proceeds. Given current travel restrictions, such due diligence may be conducted telephonically. RP Financial anticipates presenting a summary of the Filing Version to the Board in late May.

Fee Structure and Payment Schedule for Additional Services Pursuant to Amendment

The Bank agrees to pay RP Financial the following fees for the additional services pursuant to this Amendment, plus reasonable reimbursable expenses. Payment of these fees shall be made according to the following schedule.

•	$50,000 upon delivery of April Draft; and

•	$75,000 upon delivery of the Filing Version.

The Bank will reimburse RP Financial for reasonable additional out-of-pocket expenses (as described in the Agreement) incurred in connection with these Amendment services, subject to a $5,000 limit without the Bank’s prior written authorization to exceed this level.

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Mr. James B. Fitzgerald

April 18, 2020

Please acknowledge your agreement to the foregoing by signing as indicated below.

Sincerely,

Ronald S. Riggins

President and Managing Director

Agreed to and Accepted by:

James B. Fitzgerald

Vice Chairman, Chief Administrative Officer and Chief Financial Officer

Eastern Bank, Boston, Massachusetts

Date Executed:	April 18, 2020